Company Contacts:	Media Contact:
Restore Medical, Inc.	Lois Paul & Partners

J. Robert Paulson, Jr., CEO Melissa Zipin (Melissa_Zipin@lpp.com)

Christopher R. Geyen, CFO (651) 634-3111 www.restoremedical.com	(781) 782-5726 Investor Contacts:
Lippert/Heilshorn & Associates, Inc.

Kim Sutton Golodetz (Kgolodetz@lhai.com) (212) 838-3777 Bruce Voss (Bvoss@lhai.com) (310) 691-7100

RESTORE MEDICAL REPORTS SECOND QUARTER RESULTS
WITH NET SALES UP 56%

Conference call begins today at 4:30 p.m. Eastern time

ST. PAUL, Minn. (August 2, 2006) – Restore Medical, Inc. (NasdaqGM: REST) today announced financial results for the three and six months ended June 30, 2006. Financial highlights for the second quarter of 2006 include:

•	Net sales up 56% over the second quarter of 2005 to $1.8 million

•	U.S. sales up 67% compared with the prior year, up 21% compared with the prior quarter

•	Completion of initial public offering (IPO) of common stock raising net proceeds of $27.7 million

Second Quarter Financial Results
Net sales for the second quarter of 2006 were $1.8 million, up 56% compared with net sales of $1.2 million for the second quarter of 2005. U.S. sales were $1.4 million, up 67% compared with U.S. sales of $836,000 for the second quarter of 2005 and up 21% compared with U.S. sales of $1.2 million for the first quarter of 2006. International sales were $411,000, up 26% compared with international sales of $326,000 for the second quarter of 2005 and down from international sales of $599,000 for the first quarter of 2006.

The gross margin for the second quarter of 2006 was 74%, compared with a gross margin of 70% in the second quarter of 2005 and a gross margin of 66% in the first quarter of 2006.

The reported net loss attributable to common stockholders in the second quarter of 2006 was $23.0 million, or $2.74 per share. Net loss attributable to common stockholders during the period includes a non-cash charge of $20.8 million, or $2.48 per share, for a deemed non-cash dividend to Series C and C-1  preferred stockholders related to the adjustment of their conversion price prior to conversion from preferred stock to common stock as part of the Company’s IPO. Excluding the deemed non-cash dividend to preferred stockholders, the net loss for the second quarter of 2006 was $2.2 million, or $0.26 per share, compared with a net loss of $1.9 million in the second quarter of 2005 and a net loss of $3.1 million in the first quarter of 2006.

“Restore Medical achieved significant milestones in the second quarter of 2006 with our eighth consecutive quarter of record net sales and the completion of our IPO,” said Bob Paulson, president and chief executive officer of Restore Medical. Including IPO proceeds Restore Medical had cash, cash equivalents and short-term investments of $30.1 million as of June 30, 2006.

“The capital we raised will fund key sales, marketing, clinical, reimbursement and R&D initiatives to drive the continued long-term growth of our business both in the U.S. and overseas. Following completion of our IPO in May, we began recruiting, hiring and training additional territory managers for our U.S. sales force, with the objective of increasing the number of sales representatives from 13 at the end of the second quarter to 20 by the end of the year,” he added. “Internationally, our primary focus for the remainder of 2006 is to work with our current distributors to implement and execute market development programs that raise awareness and increase adoption of the Pillar Procedure. We also will continue to evaluate opportunities to expand distribution into new international geographies.”

During the second quarter the Company initiated its first direct-to-consumer marketing programs in collaboration with key physician practice groups around the country. These co-marketing programs are customized for each metropolitan market, and have the dual objectives of increasing consumer awareness of the Pillar Procedure® as a minimally invasive, first-line treatment for snoring, and promoting the fact that the physician’s practice offers the Pillar Procedure. The Company will closely monitor and evaluate the results of these marketing initiatives during the remainder of 2006, and will adapt these programs as appropriate.

Year-to-Date Financial Results
Net sales for the first six months of 2006 were $3.6 million, up 72% over the comparable period in 2005. U.S. sales increased 61% to $2.6 million, and international sales increased 110% to $1.0 million. The gross margin was 70% for the first half of 2006, compared with 62% for the first half of 2005.

The reported net loss attributable to common stockholders in the first half of 2006 was $26.0 million, or $5.38 per share. Excluding the deemed non-cash dividend to preferred stockholders, the net loss for the first half of 2006 was $5.2 million, or $1.08 per share. This compares with a net loss of $4.0 million for the first half of 2005.

American Academy of Otolaryngology Annual Meeting
The Company announced that the results from six different clinical studies have been accepted by the American Academy of Otolaryngology (AAO) for oral presentation at the AAO’s Annual Meeting to be held September 17-20, 2006 in Toronto, Canada.

“We look forward to the clinical investigator presentations at the AAO Annual Meeting, our most important medical conference of the year. These presentations include results from the first randomized, placebo-controlled clinical study for the treatment of mild-to-moderate OSA, the first randomized study of the Pillar Procedure in combination with surgical procedures to treat nasal obstruction for patients suffering from mild-to-moderate OSA, and three-year follow-up data on patients who received the Pillar Procedure to treat snoring,” said Paulson.

“The findings from these studies, together with the results from other studies being presented at the meeting, will substantially add to the body of clinical data that has been published and/or accepted for publication in peer-reviewed medical journals, further demonstrating the efficacy and durability of the Pillar Procedure to treat patients suffering from both snoring and mild-to-moderate OSA. This clinical data is a very important part of our strategy to increase the number of physicians who incorporate the Pillar Procedure into their practices,” he added.

Financial Guidance
The Company introduced financial guidance for 2006 with expected net sales between $7.8 million and $8.2 million, representing an increase of 61% to 69% compared with 2005 net sales of $4.9 million, largely due to growth from the U.S. market as the Company continues the expansion of its domestic direct sales force. Operating expenses are expected to approximately double in 2006, compared with 2005.

Forward-Looking Statements
Except for historical information, this press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. All statements included in this press release that address activities, events or developments that Restore Medical expects, believes or anticipates will or may occur in the future, including, particularly, statements about its expected growth in net sales, sales force hires, future financial and operating results and financial guidance, are forward-looking statements. All forward-looking statements are based on assumptions made by Restore Medical’s management based on its experience and perception of historical trends, current conditions, expected future developments and other factors it believes are appropriate in the circumstances. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the Company’s control, and which could cause actual results or events to differ materially from those expressed in such forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, market demand and acceptance of the Company’s products, competitive factors, pricing and third-party reimbursement for the Company’s products, expansion and rate of success of the Company’s sales force, completion and results of clinical studies, ongoing regulatory compliance, success of new product development, general economic conditions and seasonal trends, and other risks and factors that are discussed in documents filed by Restore Medical with the Securities and Exchange Commission from time to time, including its registration statement on Form S-1 filed on May 12, 2006 (Reg. No. 333-132368) and its Form 10-Q for the quarter ended June 30, 2006. Forward-looking statements represent the judgment of the Company’s management as of the date of this release, and Restore Medical disclaims any intent or obligation to update any forward-looking statements.

Conference Call and Webcast Information
Management will be hosting an investment-community conference call today beginning at 4:30 p.m. Eastern time (3:30 p.m. Central time) to discuss these financial results, to provide a business update and to answer questions.

To participate in the live call by telephone, please dial (800) 642-1381 from the U.S. or (706) 634-7417 from outside the U.S. A telephone replay will be available for 48 hours by dialing by dialing (800) 642-1687 from the U.S. or (706) 645-9291 from outside the U.S., and entering reservation number 3607460.

Individuals interested in listening to the conference call via the Internet may do so by visiting www.restoremedical.com. A replay will be available on the Company’s Web site for 30 days.

About Restore Medical and the Pillar Procedure
Restore Medical develops, manufactures and markets innovative medical devices to treat sleep-disordered breathing. The Company’s proprietary Pillar® Palatal Implant System is the first FDA-cleared and CE Marked implantable treatment for snoring and mild-to-moderate obstructive sleep apnea (OSA), and involves the insertion of three tiny woven implants into the muscle of the soft palate (the Pillar Procedure®). The Pillar implants, together with the body’s natural fibrotic response to the Pillar Procedure, stiffen and add structural support to the soft palate, which effectively reduces or eliminates the palatal tissue flutter that causes snoring and/or collapse that can obstruct the upper airway and cause OSA. The Pillar Procedure is a one-time minimally invasive procedure that can be performed in a physician’s office with the use of topical and local anesthetics. The Pillar Palatal Implant System is sold throughout the U.S. and in various countries in Asia Pacific, Europe and the Middle East.

For more information about Restore Medical, the Pillar Procedure and physicians who offer the Pillar Procedure in the U.S., visit the company’s website at www.restoremedical.com or www.pillarprocedure.com.

(Tables to follow)

	RESTORE MEDICAL, INC.
	Condensed Statements of Operations
	(Unaudited, in thousands, except per share amounts)
	Three months ended		Six months ended
	June 30		June 30
	2006	2005	2006	2005
Net sales	$1,810	$1,162	$3,562	$2,065
Cost of sales (1)	465	354	1,055	794

Gross margin	1,345	808	2,507	1,271

Operating expenses:
Research and development (1)	807	416	1,420	935
General and administrative (1)	945	858	2,461	1,606
Sales and marketing (1)	2,415	1,236	4,292	2,345

Total operating expenses	4,167	2,510	8,173	4,886

Loss from operations	(2,822)	(1,702)	(5,666)	(3,615)

Other income (expense):
Interest income	202	36	230	77
Interest expense	(202)	(7)	(286)	(10)
Preferred stock warrant gain (loss)	663	(243)	500	(417)
Other, net	2	(2)	11	—

Total other income (expense)	665	(216)	455	(350)

Net loss	(2,157)	(1,918)	(5,211)	(3,965)

Deemed dividend from revision of preferred stock
conversion price	20,799	—	20,799	—
Net loss attributable to common stockholders	$(22,956)	$(1,918)	$(26,010)	$(3,965)

Basic and diluted net loss per common share before
deemed dividend from revision of preferred	$(0.26)	$(1.57)	$(1.08)	$(3.27)
stock conversion price
Effect of deemed dividend from revision of preferred	(2.48)	-	(4.30)	-
stock conversion price
Basic and diluted net loss per common share	$(2.74)	$(1.57)	$(5.38)	$(3.27)

Basic and diluted weighted average
common shares outstanding	8,365,137	1,218,224	4,831,015	1,212,748
(1) Includes stock-based compensation of:
Cost of sales	$17	$3	$25	$5
Research and development	32	1	55	2
General and administrative	261	193	546	270
Sales and marketing	69	8	98	14

	$379	$205	$724	$291

	RESTORE MEDICAL, INC.
	Condensed Balance Sheets
	(Unaudited, In thousands, except per share amounts)
	June 30,	December 31,
Assets	2006	2005
Current assets:
Cash and cash equivalents	$20,213	$3,397
Short-term investments	9,850	248
Accounts receivable, net of allowance for doubtful accounts of $60	2,011	1,240
Related-party receivables	18	28
Inventories	523	744
Prepaid expenses	447	116
Other current assets	36	54
Total current assets	33,098	5,827
Machinery and equipment, net	462	426
Deferred debt issuance costs, net of accumulated amortization of $66 and $21, respectively	308	81
Deferred offering costs	—	61
Total assets	$33,868	$6,395

Liabilities, Convertible Participating Preferred Stock and Stockholders’ Equity (Deficit)
Current liabilities:
Accounts payable	$373	$113
Accrued expenses	832	645
Accrued payroll and related expense	631	673
Current portion of long-term debt, net of debt discount of $37 and $22, respectively	2,040	338
Total current liabilities	3,876	1,769
Long-term debt, net of debt discount of $55 and $44, respectively	3,919	1,619
Other long-term liabilities	11	7
Preferred stock warrants subject to redemption	-	835
Total liabilities	7,806	4,230

Convertible participating preferred stock:
Series A, $0.01 par value: no shares authorized, issued and outstanding at June 30, 2006;
775,000 shares authorized and 750,000 shares issued and outstanding at December	-	747
31, 2005
Series B, $0.01 par value: no shares authorized, issued and outstanding at June 30, 2006;
4,500,000 shares authorized and 4,185,411 shares issued and outstanding at	-	13,507
December 31, 2005
Series C, $0.01 par value: no shares authorized, issued and outstanding at June 30, 2006;
9,500,000 shares authorized and 7,615,675 shares issued and outstanding at	-	18,723
December 31, 2005
Series C-1, $0.01 par value: no shares authorized, issued and outstanding at June 30, 2006;
2,940,000 shares authorized and 2,498,833 shares issued and outstanding at	-	6,231
December 31, 2005
Total convertible participating preferred stock	—	39,208

Stockholders’ equity (deficit):
Preferred stock, $0.01 par value: 5,000,000 shares authorized, no shares issued and outstanding	-	-
Common stock $0.01 par value: 50,000,000 shares authorized; issued and outstanding
15,364,156 and 855,926 shares, respectively	154	9
Additional paid-in capital	91,816	3,188
Deferred stock-based compensation	(1,749)	(2,105)
Accumulated other comprehensive loss	(14)
Accumulated deficit	(64,145)	(38,135)
Total common stockholders’ equity (deficit)	26,062	(37,043)

Total liabilities, convertible participating	$33,868	$6,395
preferred stock and stockholders’ equity	======================	===================
(deficit)

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